Exhibit 99.1

FOR IMMEDIATE RELEASE

First Niagara and KeyCorp Announce
Shareholder Approval of Merger

BUFFALO, NY & CLEVELAND, OH - March 23, 2016 -First Niagara Financial Group (NASDAQ: FNFG) and KeyCorp (NYSE: KEY) announced today that each company’s shareholders voted in favor of the merger between the two companies.

Shareholders approved the merger during special meetings held today in Buffalo, NY by First Niagara and Cleveland, OH by KeyCorp. Out of the votes cast at each of the special meetings, over 90% were in favor of the merger.

“We are very pleased that First Niagara shareholders have overwhelmingly demonstrated their support for the merger with KeyCorp. This is an important step in bringing our two companies together for the benefit of our customers, employees, shareholders and the communities we serve,” said Gary M. Crosby, Chief Executive Officer, First Niagara Financial Group.

“I would like to thank our shareholders for their support and their vote of confidence,” said Beth Mooney, Chairman and CEO, KeyCorp. “KeyBank and First Niagara are indeed Better Together - a powerful combination that will bring a new level of capabilities and expertise to our clients; new opportunities for our employees; and even greater investment in our communities. Our integration efforts are on track, and we remain both confident in and committed to achieving the financial and growth targets of the First Niagara acquisition.”

KeyCorp and First Niagara entered into a merger agreement on October 30, 2015. Today’s affirmative votes by shareholders of both companies allow the proposed merger to continue to move forward. The merger agreement is still subject to regulatory approvals. Closing of the merger is anticipated during the third quarter of 2016.

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About First Niagara
First Niagara, through its wholly owned subsidiary, First Niagara Bank, N.A., is a multi-state community-oriented bank with approximately 390 branches, $40 billion in assets, $29 billion in deposits, and approximately 5,400 employees providing financial services to individuals, families and businesses across New York, Pennsylvania, Connecticut and Massachusetts.  For additional information on First Niagara, visit us at www.firstniagara.com, follow us on Twitter @FirstNiagara, or like us on Facebook at FirstNiagaraBank.

About KeyCorp
KeyCorp was organized more than 160 years ago and is headquartered in Cleveland, Ohio. One of the nation’s largest bank-based financial services companies, Key had assets of approximately

$95 billion at December 31, 2015. Key provides deposit, lending, cash management and investment services to individuals and small and mid-sized businesses in 12 states under the name KeyBank National Association. Key also provides a broad range of sophisticated corporate and investment banking products, such as merger and acquisition advice, public and private debt and equity, syndications and derivatives to middle market companies in selected industries throughout the United States under the KeyBanc Capital Markets trade name.
For more information, visit https://www.key.com/. KeyBank is Member FDIC.

First Niagara Contacts

Investors Relations:	Ram Shankar, (716) 270-8623, ram.shankar@fnfg.com

News Media:	David Lanzillo, (716) 819-5780, david.lanzillo@fnfg.com